                                                                    Exhibit 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (in thousands)

                                                                                Year Ended December 31,
                                                -----------------------------------------------------------------------------
                                                     1996            1997            1998            1999            2000
                                                -------------    ------------    ------------    ------------    ------------
Net loss applicable to common shareholders           $(22,106)       $(40,630)       $(79,161)       $(54,552)       $(35,265)
Add: Fixed charges                                        667           1,634           1,317           4,465           7,941
                                                -------------    ------------    ------------    ------------    ------------

Earnings as defined                                  $(21,439)       $(38,996)       $(77,844)       $(50,087)       $(27,324)
                                                =============    ============    ============    ============    ============

Fixed charges:
Interest expensed                                    $    136        $    868        $     68        $  3,207        $  6,560
Estimated interest component of
     operating leases                                     531             766           1,249           1,258           1,381
                                                -------------    ------------    ------------    ------------    ------------

Total fixed charges                                  $    667        $  1,634        $  1,317        $  4,465        $  7,941
                                                =============    ============    ============    ============    ============

Ratio of earnings to fixed charges                         (1)             (1)             (1)             (1)             (1)

                                                         Six Months Ended
                                                            June 30,
                                                ----------------------------
                                                      2000            2001
                                                ------------    ------------
Net loss applicable to common shareholders           $(23,477)       $(19,608)
Add: Fixed charges                                      3,849           3,926
                                                 ------------    ------------

Earnings as defined                                  $(19,628)       $(15,682)
                                                 ============    ============

Fixed charges:
Interest expensed                                    $  3,158        $  3,199
Estimated interest component of
     operating leases                                     691             727
                                                 ------------    ------------

Total fixed charges                                  $  3,849        $  3,926
                                                 ============    ============

Ratio of earnings to fixed charges                         (1)             (1)


(1) Earnings (as defined) for the period were insufficient to cover fixed charges by an amount equal to the net loss applicable to common shareholders for the period.